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                                                                    Exhibit 99.1

[PILLOWTEX CORPORATION LOGO]

FOR IMMEDIATE RELEASE
May 28, 2002

      Contact: Karen Cobb, Communications Manager
               (704) 939 - 2775

            Pillowtex Corporation Emerges From Chapter 11 Bankruptcy

KANNAPOLIS, N.C. - May 28, 2002 - Pillowtex Corporation, a leader in the home fashions industry, announced today that it emerged successfully from Chapter 11 bankruptcy reorganization on May 24, 2002 after satisfying all conditions of the Company's Plan of Reorganization. The Plan of Reorganization was confirmed by the U.S. Bankruptcy Court on May 1, 2002.

     The Company emerges from its 18-month reorganization process in a much more solid financial position and with a clear strategy for the future.

     "The reorganization process provided an opportunity for our Company to restructure to meet the current needs of the home fashions market more effectively," said Tony Williams, President and Chief Operating Officer. "The benchmarks we have set for success are clear - strong brand marketing, more effective employment of our manufacturing capacity, the development of strategic sourcing partnerships and a fanatical focus on quality. Taken together our goal is to be the industry leader in customer service. With the reorganization behind us, we are now in a position to focus our full attention to meet that goal and do so with a much improved balance sheet."

     The Company has reduced its debt from $1.1 billion prior to filing the bankruptcy petition to approximately $205 million.

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     Mike Harmon, Chief Financial Officer, said, "The Company's emergence is financed by a $112 million term loan, and a $200 million syndicated revolving credit facility provided by Congress Financial Corporation, as Agent. At emergence, the Company has approximately $100 million of availability under the revolving credit facility."

     The Company anticipates changing its name in the near future.

About Pillowtex

     Pillowtex Corporation, with corporate offices in Kannapolis, N.C., is one of America's leading producers and marketers of household textiles including towels, sheets, rugs, blankets, pillows, mattress pads, feather beds, comforters and decorative bedroom and bath accessories. The Company's brands include Cannon, Fieldcrest, Royal Velvet, Charisma and private labels. Pillowtex currently employs approximately 8,300 people in its network of manufacturing and distribution facilities in the United States and Canada.

Forward-Looking Statements

     Certain statements contained in this press release, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company's management and the Company's assumptions regarding such performance and plans, are forward looking in nature. Factors that could cause actual results to differ from the forward-looking information contained in this press release include, but are not limited to, the Company's ability to implement its business plan; the Company's leverage; the price and availability of raw materials; reliance on key suppliers and vendors; the competition; general retail industry conditions; dependence on specific brand names; risk of loss of material customers, labor relations and seasonality of the business. These and other such factors are discussed in greater detail under the caption "Risk Factors" in the Company's Annual Report on Form10-K filed with the Securities and Exchange Commission on March 28, 2002.

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